Exhibit 99.1

Avon Puerto Rico
Associates’ Savings Plan
 Financial Statements and Supplemental Schedule
December 31, 2003 and 2002

Avon Puerto Rico Associates’ Savings Plan
Index
December 31, 2003 and 2002

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements
Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–9

Supplemental Schedule *

Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)	10

*Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Retirement Board of Avon Products, Inc.,
Fiduciary of the Avon Puerto Rico Associates’ Savings Plan and
Plan Participants of the Avon Puerto Rico Associates’ Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Avon Puerto Rico Associates’ Savings Plan (the “Plan”) at December 31, 2003 and 2002, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule H, line 4(i) - Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

New York, NY
June 18, 2004

Avon Puerto Rico Associates’ Savings Plan
Statements of Net Assets Available for Benefits
December 31, 2003 and 2002

(in thousands)	2003	2002

Assets
Investments, at fair value (Notes 3 and 4)
Common stock of Avon Products, Inc.	$1,094	$1,691
Mutual funds	1,618	2,968

Investments, at fair value (Notes 3 and 4)	2,712	4,659
Investments, at contract value
Particiant loans	126	362

Total investments	2,838	5,021
Cash and cash equivalents	33	37
Due from broker	-	15

Net assets available for benefits	$2,871	$5,073

The accompanying notes are an integral part of these financial statements.

Avon Puerto Rico Associates’ Savings Plan
Statements of Changes in Net Assets Available for Benefits
December 31, 2003 and 2002

(in thousands)	2003	2002

Additions to net assets attributable to
Investment income
Net appreciation in fair value of investments (Note 3)	$313	$632
Dividends	16	44
Interest	33	97

Total investment Income	362	773

Contributions
Participants	36	185
Employer	7	37

Total contributions	43	222

Total additions	405	995

Deductions from net assets attributable to
Participant withdrawals	2,603	3,390
Administrative expenses	4	14

Total deductions	2,607	3,404

Net decrease	(2,202)	(2,409)

Net assets available for benefits
Beginning of year	5,073	7,482

End of year	$2,871	$5,073

The accompanying notes are an integral part of these financial statements.

Avon Puerto Rico Associates’ Savings Plan
Notes to Financial Statements
December 31, 2003 and 2002

1.	Summary of Plan

The following description of the Avon Puerto Rico Associates’ Savings Plan (the “Plan”) provides only general information. Participants in the Plan should refer to the Plan document for more complete information.

Effective April 10, 2002, Avon ceased operations in Lomalinda. A small group of employees remained until December 2002. Benefits will continue to accumulate for employees during their severance period. After December 2004, the Plan will become a frozen plan and no additional contributions will be made. Participants will continue to be able to direct or withdraw their remaining investment balances in accordance with Plan provisions.

General
The Plan is a defined contribution plan covering all full-time employees of Avon Lomalinda, Inc. (“Avon”) from the first day of the month coincident with or next following their date of hire. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may contribute into the Plan from 1% to 10% of qualified compensation, as defined by the Plan, through payroll deductions. A participant can contribute on a before-tax basis, an after-tax basis, or a combination thereof.

Avon matches contributions in an amount equal to 25% of participant’s qualified contributions (defined by the Plan as a maximum of 6% of base salary contributed by the participant). These matching contributions are made in cash, which is then used to purchase shares of Avon Products, Inc. in the open market.

In accordance with the provisions of Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”), the limit on the amount a participant can contribute in 2003 on a before-tax basis is the lesser of 10% of the participant’s compensation or $8,000 reduced by any contribution made to an individual retirement account.

Rollover contributions are assets transferred to the Plan by participants who receive distributions from other qualified plans (i.e., tax-qualified rollovers, pension, profit-sharing; or savings plan). These contributions are accepted subject to the consent of Avon Products, Inc., the administrator of the Plan (the “Plan Administrator”). Any such rollovers will become part of the participant’s account but will not be entitled to any employer matching contribution.

Participant Accounts
Each participant’s account is credited with the participant’s contribution and an allocation of Avon’s contribution and Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Avon Puerto Rico Associates’ Savings Plan
Notes to Financial Statements
December 31, 2003 and 2002

Investments
Each participant may direct the investment of all contributions to any one or a combination (in multiples of 1%) of the following funds:

a.	Fidelity Overseas Fund
This fund invests primarily in common stocks of foreign issuers. It seeks to achieve long term growth of capital.

b.	Fidelity Blue Chip Growth Fund
This fund invests primarily in common stocks of large blue-chip U.S. companies. The objective of this fund is greater long term earnings growth than the average company in the S&P 500.

c.	Fidelity U.S. Bond Index Fund
This fund invests primarily in domestic bonds with varying maturity dates. It seeks to achieve a conservative return of income as well as the preservation of capital.

d.	Fidelity Retirement Money Market Fund
This fund invests primarily in short-term securities of U.S. based institutions. It seeks to achieve a modest return of income, as well as the preservation of capital.

e.	Spartan U.S. Equity Index Fund
This fund invests primarily in equity securities of medium to large size U.S. based companies.

f.	Fidelity Small Cap Independence Fund
This fund invests primarily in common stocks of domestic and foreign issuers, with small market capitalization. The objective is capital appreciation.

g.	Stock Fund of Avon Products, Inc.
This fund is invested in the common stock of Avon Products, Inc.

In addition to the seven investment fund options, there is a Stock Grant Account that is comprised of common stock of Avon Products, Inc. and is used to hold the net assets of a former Stock Grant Program and Avon’s matching stock contributions. The Stock Grant Account is not an investment option for participants in the Savings Plan.

Pending investment or distribution, any portion of the investment funds may be held in cash, short-term obligations of the United States Government or other types of short-term investments, including commercial paper. In addition, all or any part of the funds may be held in a pooled fund maintained by the Trustee, together with the assets of other trusts established under deferred compensation plans qualified under Section 401(a) of the Internal Revenue Code (the “Code”).

Vesting and Forfeitures
Participants are fully vested in participant and rollover contributions in their accounts and earnings thereon. Participants are vested in Company matching contributions upon the completion of 24 months of participation in the Plan. Contributions made to the Stock Grant Program prior to January 1, 1992 and earnings thereon are fully vested. Forfeitures are used to reduce future

Avon Puerto Rico Associates’ Savings Plan
Notes to Financial Statements
December 31, 2003 and 2002

employer contributions. For the years ended December 31, 2003 and 2002, there were no forfeited nonvested Avon contributions used to reduce employer contributions.

Withdrawals
Upon termination, participants can receive the vested portion of their account balances as soon as practicable after termination. Terminated participants who have an account balance in excess of $5,000 may elect to leave account balances in the Plan and withdraw it at any time up to age 65.

Participant Loans

The Plan provides that participants may apply for a loan collateralized by their account. To be eligible, a participant must have participated in the Plan for at least 12 months prior to the loan application, and must not have another loan outstanding from their account.

The maximum amount of any loan to an individual is one half of the current value of the vested balance of the participant’s account in the Plan up to $50,000. The minimum loan amount is $1,000, and interest is charged at one percent above prime rate. Once determined, the interest rate is fixed for the duration of the loan. Repayment periods generally range from one to five years, with a ten-year maximum for loans used in connection with the purchase of a principal residence. Loan repayments are made through payroll deductions with principal and interest being credited to the participant’s accounts. Repayment of the entire balance is permitted at any time.

2.	Summary of Significant Accounting Policies

Basis of Presentation
The accompanying financial statements have been prepared on an accrual basis and present the net assets available for plan benefits and changes in those net assets.

Use of Estimates
The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan Administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan offers a number of investment options including the Stock Fund of Avon Products, Inc. and a variety of mutual funds. The mutual funds include U.S. equities, international equities, and fixed income securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across all participant-directed fund elections. Additionally, the investments within each participant-directed fund election are further diversified into varied financial instruments, with the exception of the Stock Fund of Avon Products, Inc., which invests in securities of a single issuer.

Avon Puerto Rico Associates’ Savings Plan
Notes to Financial Statements
December 31, 2003 and 2002

Valuation of Investments

Investments in the common stock of Avon Products, Inc. are valued at quoted market prices. Investments in mutual funds are valued at quoted market prices, which represent the net asset value as calculated by the investment managers. Participant loans are valued at cost, which approximates fair value. The net depreciation/appreciation in the fair value of investments consists of the net realized gains and losses on the disposal of investments and the unrealized appreciation/depreciation of the market value for the investments remaining in the Plan.

Purchases and sales of securities are recorded on the trade date and gains or losses on disposition are based on average cost. Dividend income is recorded on the ex-dividend date. Interest is recorded when earned.

Participant Withdrawals
Participant withdrawals are recorded when paid.

Administrative Expenses
Administrative expenses, including Trustee and recordkeeping expenses, are paid by the Plan and by Avon. Audit fees and certain other administrative fees are paid by Avon Products, Inc. Each fund bears its own applicable expenses for investment management fees.

3.	Investments

The following presents investments that represent 5% or more of the Plans net assets at December 31, 2003 and 2002:

(in thousands)	2003	2002

Common Stock of Avon Products, Inc.
Participant Directed	$597	$800
Non-participant Directed	496	891
Fidelity Retirement Money Market Fund	1,001	2,208
Fidelity U.S. Bond Index Fund	265	311
Fidelity Blue Chip Fund	200	249

During the year ended December 31, 2003 and 2002, the Plan’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows:

(in thousands)	2003	2002

Mutual funds	$75	$(145)
Common stock of Avon Products, Inc.	238	777

	$313	$632

Avon Puerto Rico Associates’ Savings Plan
Notes to Financial Statements
December 31, 2003 and 2002

4.	Non-participant – Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant – directed investments is as follows at December 31, 2003 and 2002:

(in thousands)	2003	2002

Common stock of Avon Products, Inc.	$496	$891
Cash and cash equivalents	17	19
Due from broker	-	9

	$513	$919

(in thousands)	2003	2002

Changes in net assets
Employer contributions	$7	$37
Net appreciation in fair value of investments	116	506
Dividends and interest	8	26
Participant withdrawals	(292)	(434)
Transfers to participant-directed investments	(244)	(2,196)
Administrative expenses	(1)	(5)

	$(406)	$(2,066)

5.	Related Party Transactions

Certain Plan assets are invested in shares of mutual funds that are managed by Fidelity Investments. Fidelity Trust Company is the trustee as defined by the Plan, an affiliate of Fidelity Investments and therefore these transactions qualify as party-in-interest transactions.

6.	Plan Termination

Avon reserves the right to amend, suspend, or discontinue the Plan in whole, or in part, at any time by action of the Board of Directors. Upon termination of the Plan, a participant would receive the full value of his or her share in the funds, including full vesting of all employer’s contributions.

7.	Tax Status

The Plan obtained its latest determination letter on May 1, 1993 in which the Puerto Rico Department of the Treasury stated that the Plan was in compliance with the applicable requirements of the Income Tax Act of 1954, as amended. Accordingly, no provision for income taxes has been reflected in the accompanying financial statements. The Plan Administrator and the Plan’s tax counsel believe that the Plan is designed and is currently in compliance with the applicable requirements of the Puerto Rico Department of the Treasury.

Avon Puerto Rico Associates’ Savings Plan
Notes to Financial Statements
December 31, 2003 and 2002

The operation of the Plan, including the obligation of the employer to make matching contributions, is expressly conditioned upon the initial and continued qualification of the Plan and any amendments under the PR Code, the continued deductibility under Section 404 of the Income Tax Act of 1954, as amended, of the employer’s contributions and upon continued exemption of the trust under Section 501(a) of the Code.

Avon Puerto Rico Associates’ Savings Plan
Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2003

Identity of issuer	Description	Cost	Current value

* Avon Products, Inc.	Common stock	$545,107	$1,093,337

Total common stocks		545,107	1,093,337

* Spartan U.S. Equity Index Fund	Mutual funds	**	139,078
* Fidelity Blue Chip Growth Fund	Mutual funds	**	199,647
* Fidelity U.S. Bond Index Fund	Mutual funds	**	264,685
* Fidelity Retirement Money Market Fund	Mutual funds	**	1,001,085
* Fidelity Overseas Fund	Mutual funds	**	13,818

Total mutual funds			1,618,313

* Participant loans	20 loans at interest rates of 9.25%		126,303

			$2,837,953

* Party in interest as defined by ERISA
**Cost information is not required for participant-directed funds.